EXHIBIT 99
[TD Banknorth Inc. Logo]
                                                                 News Release

                                                               Media Contact:
                                                            TD Banknorth Inc.
                                                            Jeffrey Nathanson
                                                               (207) 761-8517
                                            jeffrey.nathanson@tdbanknorth.com

FOR IMMEDIATE RELEASE
February 8, 2006

TD Banknorth Announces Final Hudson United Merger Consideration
Election Results and Proration


PORTLAND, Maine--(BUSINESS WIRE)--Feb. 8, 2006--TD Banknorth Inc. (NYSE: BNK) announced today the final merger consideration election results and proration of cash and stock related to its acquisition of Hudson United Bancorp (NYSE:
HU) on January 31, 2006.

Pursuant to the merger agreement, holders of shares of Hudson United common stock are entitled to receive for each share outstanding either cash or stock, or a combination thereof, in an amount equal to $42.42, based on the average closing price of the TD Banknorth common stock during the ten-trading day period prior to the closing date, subject to proration as provided in the merger agreement, plus cash in lieu of any fractional share interest. The election period for Hudson United shareholders to choose the form of merger consideration ended on January 26, 2006.

Of the 45,022,050 shares of Hudson United common stock outstanding on January 31, 2006, 18,578,629 of the shares, or approximately 41%, elected to receive cash, and a total of 26,443,421 of the shares, or approximately 59%, either elected to receive TD Banknorth common stock or were deemed, pursuant to the merger agreement, to have elected to receive TD Banknorth common stock.

Based on the above elections and in accordance with the merger agreement, Hudson United shareholders who elected to receive cash will receive an amount of cash equal to $42.42 per outstanding share. Hudson United shareholders who elected (or were deemed to have elected) stock will receive 1.2426 shares of TD Banknorth common stock plus $5.81 in cash per outstanding share, plus cash in lieu of any fractional share interest.

About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At January 31, 2006, TD Banknorth had over $40 billion of total consolidated assets and provided financial services to more than 1.5 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont, New York, New Jersey and Pennsylvania.



TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.tdbanknorth.com.

Source: TD Banknorth Inc.
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